Calculation of Filing Fee Tables

……Form S-8……..
(Form Type)

…………….…………… Albemarle Corporation …………………………..
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and (h)	500,000(3)	$178.49	$89,245,000.00	0.00011020	$9,834.80
—	—	—	—		—		—
—	—	—	—		—
Total Offering Amounts					$89,245,000.00		$9,834.80
Total Fee Offsets							—
Net Fees Due							$9,834.80

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that may be issued pursuant to anti-dilution and adjustment provisions of the Albemarle Corporation 2023 Stock Compensation and Deferral Election Plan for Non-Employee Directors (the “2023 Plan”), which was approved by the registrant’s shareholders at its Annual Meeting of Shareholders on May 2, 2023.
(2)     Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, which is based on the average of the high and low market prices of the shares of common stock as reported on the New York Stock Exchange on April 25, 2023.
(3)     Represents 500,000 shares of common stock issuable under the 2023 Plan.